Reg. No. 333-107273
As filed with the Securities and Exchange Commission on April 3, 2006
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
Form S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

RENAL CARE GROUP, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	62-1622383
(State of or other Jurisdiction	(I.R.S. Employer Identification No.)
of Incorporation or Organization)
2525 West End Avenue, Suite 600, Nashville, Tennessee 37203
(Address and Zip Code of Principal Executive Offices)

Renal Care Group, Inc. 1999 Long-Term Incentive Plan
(Full Title of the Plan)

Mats Wahlström
Chief Executive Officer
Renal Care Group, Inc.
2525 West End Avenue, Suite 600
Nashville, Tennessee 37203
(615) 345-5500
(Name, Address, and Telephone Number, including Area Code, of Agent For Service)
with a copy to:
Michael M. Froy
Sonnenschein Nath & Rosenthal LLP
7800 Sears Tower
Chicago, Illinois 60606
(312) 876-8000

DEREGISTRATION OF SECURITIES
     The Registration Statement on Form S-8 (Registration No. 333-107273) (the “Registration Statement”) of Renal Care Group, Inc., a Delaware corporation (“Renal Care Group”), relating to the registration of 4,000,000 shares (and any additional shares that become issuable as a result of the adjustment and anti-dilution provisions of the Renal Care Group, Inc. 1999 Long-Term Incentive Plan) of Renal Care Group common stock, par value $0.01 per share, including the associated rights to purchase shares of Series A Junior Participating Preferred Stock (the “Registered Securities”), to which this Post-Effective Amendment No. 1 relates, was filed with the United States Securities and Exchange Commission on July 23, 2003.
     On March 31, 2006, pursuant to the terms of the Agreement and Plan of Merger and Reorganization, dated as of May 3, 2005, by and among Fresenius Medical Care AG, a corporation organized under the laws of the Federal Republic of Germany (“FME AG”), Fresenius Medical Care Holdings, Inc., a New York corporation, and a wholly owned subsidiary of FME AG (“FME”), Florence Acquisition, Inc., a Delaware corporation, and a wholly owned subsidiary of FME (“Merger Sub”), and Renal Care Group, Merger Sub merged with and into Renal Care Group, with Renal Care Group surviving the merger as a wholly owned subsidiary of FME. By filing this Post-Effective Amendment No. 1 to the Registration Statement, Renal Care Group hereby deregisters all Registered Securities that have not been sold or otherwise issued as of the date of the filing of this Post-Effective Amendment.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Lexington, Massachusetts on March 31, 2006.

RENAL CARE GROUP, INC.
By:	/S/ MATS WAHLSTRÖM
	Name:	Mats Wahlström
	Title:	Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

March 31, 2006	Chief Executive Officer and Director	/S/ MATS WAHLSTRÖM

	(Principal Executive Officer)	Mats Wahlstrom

March 31, 2006	Vice President, Chief Financial Officer and	/S/ MICHAEL BROSNAN

	Director (Principal Financial Officer and	Michael Brosnan
Principal Accounting Officer)